Exhibit 3.23

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEITEL OFFSHORE CORP.

SEITEL OFFSHORE CORP., (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 4, 1990.

2. This Amended and Restated Certificate of Incorporation, is made and filed pursuant to the order of the United States Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware in the case styled: In re: Seitel, Inc. et al. No. 03-12227 (PJW) and the Debtors’ Third Amended Joint Plan of Reorganization as filed with the Bankruptcy Court on January 17, 2004, as amended on February 6, 2004, and confirmed by the Bankruptcy Court on March 18, 2004, in connection with the reorganization of the Corporation under title 11 of the Bankruptcy Code and in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. This Amended and Restated Certificate of Incorporation shall become effective at 5:00 p.m., Eastern time, on July 2, 2004 (the “Effective Date”).

The Corporation’s Certificate of Incorporation, as heretofore amended, shall be restated and further amended, so as to read in its entirety as follows:

ARTICLE 1. NAME

The name of the Corporation is SEITEL OFFSHORE CORP.

ARTICLE 2. REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3. PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law.

ARTICLE 4. CAPITAL STOCK

The total number of shares of capital stock that the Corporation is authorized to issue is 10,000 shares of common stock, $1.00 par value per share (“Common Stock”). The holders of Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation under the DGCL.

ARTICLE 5. BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as set forth in the By-Laws of the Corporation. The number of directors constituting the Board of Directors shall be not less than three nor more than seven and may be increased or decreased from time to time in the manner provided in the By-Laws of Corporation.

ARTICLE 6. BY-LAWS OF THE CORPORATION.

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise; provided, however, that no By-Law adopted by stockholders of the Corporation may be altered, amended or repealed by the Board of Directors.

ARTICLE 7. MEETINGS OF STOCKHOLDERS; BOOKS AND RECORDS

Meetings of stockholders may be held within or outside the State of Delaware, as the By-Laws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE 8. LIMITATION OF LIABILITY; INDEMNIFICATION

The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL as from time to time in effect and any other provisions of Delaware law. If the DGCL or any other provision of Delaware law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors of the Corporation will be eliminated or limited to the fullest extent permitted by the amended law.

A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification or repeal of this paragraph of Article 8 shall not adversely affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification or repeal.

The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation’s By-Laws. The modification or repeal of this paragraph of Article 8 shall not adversely affect the right of indemnification of any director or officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

ARTICLE 9. NON-VOTING CAPITAL STOCK.

The Corporation shall not be authorized to issue non-voting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that this Article 9 will have no further force and effect beyond that required by Section 1123 of the Bankruptcy Code.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Kevin P. Callaghan, its President, and by Marcia H. Kendrick, its Secretary, this the 30 day of June, 2004.

SEITEL OFFSHORE CORP.

By:	/s/ Kevin P. Callaghan
Name: Kevin P. Callaghan
Title: President

ATTEST:

By:	/s/ Marcia H. Kendrick
Name: Marcia H. Kendrick
Title: Secretary

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